Exhibit 99.1

NEWS RELEASE

Contact: Kevin Olsen, CFO, kolsen@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Appointment of

John J. (Jack) Gavin to its Board of Directors

COLMAR, PENNSYLVANIA (October 24, 2016) – Dorman Products, Inc. (NASDAQ:DORM) today announced that John J. (Jack) Gavin has been appointed as an independent director of the Company’s Board of Directors, effective immediately. Mr. Gavin’s appointment expands the Board to 7 directors, 5 of whom are independent directors. Mr. Gavin will be a member of the Company’s Audit and Corporate Governance and Nominating committees.

Mr. Gavin currently serves as a Senior Advisor with LLR Partners and as Chairman of Strategic Distribution, Inc. (“SDI”). Previously, Mr. Gavin was the Chief Executive Officer and President of Drake Beam Morin, Inc. (“DBM”), an international career management and transitions management firm. Before joining DBM in 2006, Mr. Gavin was President and Chief Operating Officer of Right Management, Inc., a publicly traded global provider of integrated consulting solutions across the employment lifecycle. Prior to joining Right Management, Inc., Mr. Gavin was a Partner with Arthur Andersen where he spent the first 18 years of his career. Mr. Gavin is currently a director of GMS, Inc., a publicly-held distributor of gypsum wall board and related building products in North America as well as other companies backed by private equity. Mr. Gavin holds a Bachelor Degree in Business Administration from Temple University, Philadelphia, PA.

Mr. Mathias Barton, the Company’s Chief Executive Officer, said: “We are pleased to welcome Jack to our Board of Directors. Jack’s 38 years of broad experience across several businesses and industries will add a valuable perspective to our Board. We appreciate his willingness to serve as a director and look forward to benefiting from his judgement and counsel.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.